    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 23, 1997
                                                        REGISTRATION NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ESS TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   CALIFORNIA                                      94-2928582
            (STATE OF INCORPORATION)                  (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              48401 FREMONT BLVD.
                           FREMONT, CALIFORNIA 94538
                                 (510) 492-1088
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 JOHN H. BARNET
              VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                              ESS TECHNOLOGY, INC.
                              48401 FREMONT BLVD.
                           FREMONT, CALIFORNIA 94538
                                 (510) 492-1088
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                                  TAE HEA NAHM
                               VENTURE LAW GROUP
                           A PROFESSIONAL CORPORATION
                              2800 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 854-4488
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                    PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF             AMOUNT TO BE      OFFERING PRICE       AGGREGATE          AMOUNT OF
SECURITIES TO BE REGISTERED         REGISTERED        PER SHARE(1)    OFFERING PRICE(1)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, no par value.....   869,951 shares         $13.03          $11,335,462           $3,435
===========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's Common Stock as reported on The Nasdaq National Market on October 16, 1997 in accordance with Rule 457 under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS

                                 869,951 SHARES

                              ESS TECHNOLOGY, INC.
                                  COMMON STOCK
                            ------------------------

     This Prospectus covers 869,951 shares of Common Stock, no par value (the "Common Stock" or the "Shares"), of ESS Technology, Inc. ("ESS" or the "Company"), which may be offered from time to time by one or all of the selling shareholders named herein (the "Selling Shareholders"). The Company will receive no part of the proceeds of such sales.

     The Shares were issued to the Selling Shareholders in connection with the acquisition of Platform Technologies, Inc., a California corporation, by the Company on June 11, 1997 (the "Acquisition"). For additional information concerning the Acquisition, see "Issuance of Common Stock to Selling Shareholders." The Selling Shareholders intend to sell the shares offered hereby from time to time in the over-the-counter market at prices prevailing therein, in individually negotiated transactions at such prices as may be agreed upon or a combination of such methods of sale, during a fourteen-day period immediately following the effective date of this Prospectus. The Company will bear all expenses with respect to the offering of the Common Stock (estimated to be approximately $21,000) except any underwriting discounts, selling commissions, stock transfer taxes, or fees and disbursements of counsel for the Selling Shareholders. To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Shareholders, the public offering price, the names of any agent dealer or underwriter and any applicable commission or discount with respect to any particular offer is set forth herein or will be set forth in an accompanying Prospectus Supplement. See "Selling Shareholders" and "Plan of Distribution." Each Selling Shareholder has advised the Company that no sale or distribution other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof.

     The Company's Common Stock is traded on The Nasdaq National Market under the symbol ESST. The last reported sales price of the Common Stock on The Nasdaq National Market on October 21, 1997 was $13.75 per share.
                            ------------------------

                    SEE "RISK FACTORS," BEGINNING ON PAGE 5,
      FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

     The Selling Shareholders and any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act. See "Plan of Distribution" for information relating to indemnification of the Selling Shareholders.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
                                                             UNDERWRITING       PROCEEDS TO
                                                            DISCOUNTS AND         SELLING
                                        PRICE TO PUBLIC       COMMISSION        STOCKHOLDERS
-----------------------------------------------------------------------------------------------
Per Share.............................
Total.................................   See Text Above     See Text Above     See Text Above
===============================================================================================

                THE DATE OF THIS PROSPECTUS IS OCTOBER   , 1997

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. The Company is also required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock of the Company is quoted on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed on March 18, 1997 and amended on March 20, 1997 (Form 10-K/A);

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          (3) The Company's Current Report on Form 8-K filed June 24, 1997 and amended on August 25, 1997; and

          (4) The description of the Company's capital stock contained in its Registration Statement on Form 8-A as filed with the Commission under Section 12 of the Exchange Act of 1934, as amended (the "Exchange Act") on October 5, 1995, including any amendment thereto or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein, to the extent required, and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Stock Administrator, ESS Technology, Inc., 48401 Fremont Blvd., Fremont, California 94538 or by telephone at (510) 492-1088.

                                  THE COMPANY

     ESS Technology, Inc. ("ESS" or the "Company"), a California corporation, designs, markets and supports highly integrated mixed-signal semiconductor and software solutions for multimedia applications in the personal computer ("PC") and consumer marketplaces. The Company offers comprehensive solutions for audio, video and fax/modem applications. ESS has established itself as a leading supplier of mixed-signal PC audio solutions that integrate all essential audio components on a single chip. During 1996, ESS introduced a family of integrated circuits that incorporate advanced compression technology for digital video products and began marketing a line of highly integrated V.34bis modem solutions.

     ESS leverages a leadership position in PC audio and video technology, a diverse customer base, recognized quality, and dependable on-time delivery to provide high quality, cost effective, and highly integrated multimedia solutions for the personal computer and consumer markets. The Company has three major families of products: the AudioDRIVE family addressing its PC digital audio device market; the VideoDRIVE family targeting MPEG1 and MPEG2 decompression-based consumer products such as Video Compact Disk ("VCD") players, Digital Video Disk ("DVD") players and set-top boxes, and the TeleDRIVE family focusing on the integrated audio-fax/modem applications, including full-duplex speakerphone, digital simultaneous voice and data ("DVSD") and videoconferencing.

     ESS was incorporated in 1984 under the laws of California. The Company's principal executive offices are located at 48401 Fremont Blvd., Fremont, California 94538 and its telephone number is (510) 492-1088. As used in this Prospectus, the "Company" and "ESS" refer to ESS Technology, Inc., a California corporation, and its wholly-owned subsidiaries.

                                  RISK FACTORS

     This Prospectus (including the documents incorporated by reference herein) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company's expectations, beliefs, intentions or future strategies. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and in the documents incorporated by reference herein. In evaluating the Company's business, prospective investors should carefully consider the following risk factors in addition to the other information set forth herein or incorporated herein by reference.

     Potential Fluctuations in Operating Results. The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors, including the gain or loss of significant customers, increased competitive pressures, changes in pricing policies by the Company, its competitors or its suppliers, including decreases in unit average selling prices ("ASPs") of the Company's products, the timing of new product announcements and introductions by the Company or its competitors and market acceptance of new or enhanced versions of the Company's and its customers' products. Other factors include seasonal customer demand, the availability of foundry capacity, fluctuations in manufacturing yields, availability and cost of raw materials, changes in the mix of products sold, the cyclical nature of both the semiconductor industry and the market for PCs, the timing of significant orders and significant increases in expenses associated with the expansion of operations. The Company's operating results could also be adversely affected by economic conditions generally in various geographic areas where the Company or its customers do business, or order cancellations or rescheduling. These factors are difficult to forecast, and these or other factors could materially affect the Company's quarterly or annual operating results. There can be no assurance as to the level of sales or earnings that may be attained by the Company in any given period in the future.

     Competition; Pricing Pressures. The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, price declines and rapid product obsolescence. The Company currently competes with add-in card suppliers and semiconductor manufacturers. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products that may be at lower costs or provide higher levels of integration, higher performance or additional features. The Company is unable to predict the timing and nature of any such competitive product offerings. The announcement and commercial shipment of competitive products could adversely affect sales of the Company's products and may result in increased price competition that would adversely affect the ASPs and margins of the Company's products. In general, product prices in the semiconductor industry have decreased over the life of a particular product. The markets for most of the applications for the Company's products are characterized by intense price competition. The willingness of prospective customers to design the Company's products into their products depends to a significant extent upon the ability of the Company to sell its products at a price that is cost-effective for such customers. As the markets for the Company's products mature and competition increases, the Company anticipates that prices for its products will continue to decline. If the Company is unable to reduce its costs sufficiently to offset declines in product prices or is unable to introduce more advanced products with higher product prices, the Company's business, financial condition and results of operations would be materially adversely affected.

     The Company's existing and potential competitors consist principally of large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources, greater intellectual property rights, broader product lines and longer-standing relationships with customers than the Company, as well as a number of smaller and emerging companies. The Company's principal competitors include C-Cube, Cirrus Logic, Creative Technology, LSI Logic, Lucent, Oak Technology, OPTi, Rockwell, SGS Thompson, Texas Instruments, Winbond and Yamaha. Certain of the Company's current and potential competitors maintain their own semiconductor foundries and may therefore benefit from certain capacity, cost and technical advantages. The Company believes that its ability to compete successfully depends on a number of factors, both within and outside of its control, including the price, quality and performance of the Company's and its competitors' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new multimedia standards, the development of technical innovations, the ability to obtain adequate foundry capacity and sources of raw materials, the efficiency of production, the rate at which the Company's customers design the Company's products into their products, the number and nature of the Company's competitors in a given market, the assertion of intellectual property rights and general market and economic conditions. There can be no assurance that the Company will be able to compete successfully in the future.

     Each successive generation of microprocessors has provided increased performance, which could in the future result in a microprocessor capable of performing multimedia functions. In this regard, Intel Corporation has developed native Signal Processing ("NSP") capability and an extended multimedia system architecture ("MMX") for use in conjunction with its Pentium microprocessor, and is promoting the processing power of the Pentium for data and signal intensive functions such as graphics acceleration and other multimedia functions. There can be no assurance that the increased capabilities of microprocessors will not adversely affect demand for the Company's products.

     Dependence on PC and consumer markets. In the third quarter of 1997, sales of PC audio semiconductors accounted for a majority of the Company's net revenues, and the Company expects that sales of audio semiconductors will continue to account for a significant portion of its net revenues for the foreseeable future. Similarly, the Company is receiving significant revenues from VCD semiconductors in the consumer market. Any reduction in ASPs for products or demand for the Company's semiconductors, whether because of a reduction in demand for PCs or VCD's in general, increased competition or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is currently engaged in the development and introduction of new multimedia products for the PC and consumer markets that provide capabilities such as audio, video and fax/modem/voice applications. There can be no assurance that the Company will be able to identify market trends or new product opportunities, develop and market new products, achieve design wins or respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operations.

     Importance of New Products and Technological Change. The markets for the Company's products are characterized by evolving industry standards, rapid technological change and product obsolescence. The Company's success is highly dependent upon the successful development and timely introduction of new products at competitive price and performance levels. The success of new products depends on a number of factors, including timely completion of product development, market acceptance of the Company's and its customers' new products, securing sufficient foundry capacity for volume manufacturing of wafers, achievement of acceptable wafer fabrication yields by the Company's independent foundries and the Company's ability to offer new products at competitive prices. In order to succeed in having the Company's products incorporated into new products being designed by desktop and notebook computer manufacturers, the Company must anticipate market trends and performance and functionality requirements of such manufacturers and must successfully develop and manufacture products that meet these requirements. In addition, the Company must meet the timing and price requirements of such manufacturers and must make such products available in sufficient quantities. Accordingly, in selling to OEMs, the Company can often incur significant expenditures prior to volume sales of new products, if any. In order to help accomplish these goals, the Company has in the past and will continue to consider in the future the acquisition of other companies or the products and technologies of other companies. Such acquisitions carry additional risks such as a lack of integration with existing products and corporate culture, the potential for large write-offs and the diversion of management attention. The Company is currently engaged in the development of new PC audio products as well as new multimedia products that provide telephony capabilities such as fax/modem/voice and video applications. There can be no assurance that the Company will be able to identify market trends or new product opportunities, develop and market new products, achieve design wins or respond effectively to new technological changes or product announcements by others. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and results of operation.

     Dependence on TSMC and Other Third Parties. The Company relies on independent foundries to manufacture all of its products. A substantial majority of the Company's products are currently manufactured by Taiwan Semiconductor Manufacturing Company, Ltd. ("TSMC"), which has manufactured certain of the Company's products since 1989. The Company also has a foundry arrangement with United Microelectronics Corporation ("UMC"), which has been manufacturing certain of the Company's products since 1995. TSMC, in particular, provides the Company with access to advanced process technology necessary for the manufacture of the Company's products. These foundries fabricate products for other companies and, with the exception of TSMC, manufacture products of their own design. In November 1995, the Company entered into long-term agreements with TSMC and UMC in which the Company has secured access to additional capacity and to leading-edge technology. During the third quarter, the Company paid approximately $16 million to TSMC in exchange for certain wafer capacity commitments. If the Company is not able to use, assign, or sell the additional wafer quantities, a portion of the deposits may be forfeited. In addition, the Company expects to invest approximately $7.0 million in one installment over the next two months in exchange for an equity ownership in a joint venture with UMC to build a new foundry and for certain wafer capacity commitments.

     While the Company has entered into long-term agreements with two of its foundries, the Company's reliance on these and other independent foundries involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs, and the international risks more fully described below. The Company expects to rely upon TSMC and UMC to manufacture substantially all of the Company's products for the foreseeable future. In the event that TSMC and UMC are unable to continue to manufacture the Company's key products in required volumes, the Company will have to identify and secure additional foundry capacity. In such an event, the Company may be unable to identify or secure additional foundry capacity from another manufacturer, particularly at the levels that the Company currently expects TSMC and UMC to provide. Even if such capacity is available from another manufacturer, the qualification process could take six months or longer. The loss of any of its foundries as a supplier, the inability of the Company to acquire additional capacity at its current suppliers or qualify other wafer manufacturers for additional foundry capacity should additional capacity be necessary, or any other circumstances causing a significant interruption in the supply of semiconductors to the Company would have a material adverse effect on the Company's business, financial condition and results of operations.

     To address potential foundry capacity constraints in the future, ESS will continue to consider and may be required to enter into additional arrangements, including equity investments in or loans to independent wafer manufacturers in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or "take or pay" contracts that commit the Company to purchase specified quantities of wafers over extended periods. Any such arrangements could require the Company to commit substantial capital and grant licenses to its technology. The need to commit substantial capital may require the Company to obtain additional debt or equity financing, which could result in dilution to the Company's shareholders. There can be no assurance that such additional financing, if required, will be available when needed or, if available, will be obtained on terms acceptable to the Company.

     All of the Company's semiconductor products are assembled and tested by third-party vendors, primarily Amkor ANAM in Korea, Advanced Semiconductor Engineering in Taiwan, ASAT in Hong Kong, Astra Microtronics in Indonesia and OSE in Taiwan. The Company has internally designed and developed its own test software and certain test equipment which is provided to the Company's test vendors. Shortages of raw materials or disruptions in the provision of services by the Company's assembly vendors could lead to supply constraints or delays in the delivery of the Company's products. Such constraints or delays might result in the loss of customers, limitations or delays in the delivery of the Company's revenues or other material adverse effects on the Company's business, financial conditions and results of operations. The Company's reliance on third-party assembly and testing vendors involves a number of other risks, including reduced control over delivery schedules, quality assurance and costs. The inability of such third parties to deliver products of acceptable quality and in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

     Customer Concentration. A limited number of customers have accounted for a substantial portion of the Company's net revenues. The Company has expanded its distribution activities to better address the China market. Sales to distributors are generally subject to agreements allowing limited rights of return and price protection with respect to unsold products. While the Company has not experienced returns and allowances in excess of the Company's reserves, returns and allowances in excess of reserves could have a material adverse impact on the Company's business, financial condition and results of operation. In addition, the Company has decided to defer revenue recognition to distributors who resell into the China market. The Company expects that a limited number of customers may account for a substantial portion of its net revenues for the foreseeable future. The Company has experienced changes from year to year in the composition of its major customer base and believes this pattern may continue. The Company does not have long-term purchase agreements with any of its customers. The reduction, delay or cancellation of orders from one or more major customers for any reason or the loss of one or more of such major customers could materially and adversely affect the Company's business, financial condition and results of operation. In addition, since the Company's products are often sole sourced to its customers, the Company's operating results could be materially and adversely affected if one or more of its major customers were to develop other sources of supply. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will not be canceled or will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers. The Company currently places noncancelable orders to purchase its products from independent foundries on an approximately three-month rolling basis, while its customers generally place purchase orders with the Company less than four weeks prior to delivery that may be canceled without significant penalty. Consequently, if anticipated sales and shipments in any quarter are canceled or do not occur as quickly as expected, expense and inventory levels could be disproportionately high and the Company's business, financial condition and results of operations could be materially adversely affected.

     Management Growth. The Company has recently experienced significant growth in revenues and the addition of multiple product lines that require additional management systems and processes. To manage its future operations and growth effectively, the Company will need to continue to improve its operational, financial and management information systems, implement additional systems and controls, and hire, train, motivate, manage and retain its employees. There can be no assurance that the Company will be able to manage such growth effectively, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Operations. In the third quarter of 1997, international sales, accounted for substantially all of the Company's net revenues. Substantially all of the Company's international sales were to customers in Hong Kong, Taiwan, Korea, Singapore and Japan. The Company expects that international sales will continue to represent a significant portion of its net revenues for the foreseeable future. In addition, substantially all of the company's products are manufactured, assembled and tested by independent third parties in Asia. Due to its reliance on international sales and foreign third-party manufacturing, assembly and testing operations, the Company is subject to the risks of conducting business outside of the Untied States. These risks include unexpected changes in, or impositions of legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company is also subject to general geopolitical risks in connection with its international trade relationships. In particular, Hong Kong, which represents a large market for the Company's products, has recently been returned to mainland China. Should the transition result in instability in Hong Kong, it is possible that sales to Hong Kong could be affected. Such instability could also lead to disruption in the Company's ability to trade with Taiwan, which represents a large portion of the Company's sales and is the location of its major foundries and two test facilities. Should such disruption occur, it is possible that purchases by Taiwanese customers will decline and semiconductor manufacturing in Taiwan will be impeded, cutting off the Company's main supply of guaranteed wafer production. This could lead to capacity constraints at non-Taiwanese foundries. Although the Company has not to date experienced any material adverse effect on its business, financial condition or results of operations as a result of such regulatory, geopolitical and other factors, there can be no assurance that such factors will not have a material adverse effect on the Company's business, financial condition and results of operations in the future or require the Company to modify its current business practices.

     In addition, the laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Currently, all of the Company's product sales and all of its arrangements with foundries and assembly and test vendors, other than its foundry arrangement with Sharp Corporation, provide for pricing and payment in U.S. dollars. To date, although the effect of currency fluctuations have been insignificant, there can be no assurance that fluctuations in currency exchange rates will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to date the Company has not engaged in any currency hedging activities, although the company may do so in the future. Further, there can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition and results of operations or require the Company to modify its current business practices.

     Semiconductor Industry. The semiconductor industry has historically been characterized by rapid technological change, cyclical market patterns, significant price erosion, periods of over-capacity and production shortages, variations in manufacturing costs and yields and significant expenditures for capital equipment and product development. In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. Although the semiconductor industry in recent periods has experienced increased demand, it is uncertain how long these conditions will continue. The Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions.

     Patents and Proprietary Rights. The Company relies on a combination of patents, trademarks, copyrights, trade secret laws and confidentiality procedures to protect its intellectual property rights. As of September 30, 1997, the Company had 9 patents granted in the United States, which expire over time, commencing in 1999 and ending in 2013, and 10 corresponding foreign patents. In addition, the Company intends to seek further United States and international patents on its technology. There can be no assurance that patents will be issued from any of the Company's pending applications or applications in preparation or that any claims allowed from pending applications or applications in preparation will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the Company's patents. The laws of certain foreign countries in which the Company's products are or may be manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely. Although the Company is not aware of the development, distribution or sales of any illegal copies of the Company's hardware or software, any infringements of its patents, copyrights or trademarks, or any violation of its trade secrets, confidentiality procedures or licensing agreements to date, there can be no assurance that the steps taken by the Company to protect its proprietary information will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is no pending intellectual property litigation against the Company. However, the Company or its foundries may from time to time receive notice of claims that the Company has infringed patents or other intellectual property rights owned by others. The Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of products or the use by the Company's foundries of processes requiring the technology. Furthermore, the Company may initiate claims or litigation against third parties for infringement of the

Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop noninfringing technology, discontinue the use of certain processes or obtain licenses for the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. Although patent disputes in the semiconductor industry have often been settled through crosslicensing arrangements, there can be no assurance that, in the event that any third party makes a successful claim against the Company or its customers, a cross-licensing arrangement could be reached. In such a case, if a license is not made available to the Company on commercially reasonable, terms, the Company's business, financial condition and results of operations could be materially adversely affected.

     The Company currently licenses certain of the technology utilized by the Company in its products, and expects to continue to do so in the future. The Company has no current plans to grant licenses with respect to its products or technology; however, it may become necessary for the Company to enter into product licenses in the future in order, among other things, to secure foundry capacity. Although the Company has in the past granted licenses to certain of its technology, some of which have expired, such licenses have been limited and the Company has not derived material revenues from such licenses in recent periods.

     Dependence on Key Personnel. The Company's success depends to a significant degree upon the continued contributions of Fred S.L. Chan, the Company's President, Chief Executive Officer and Chairman of the Board of Directors. As of September 30, 1997, Mr. Chan, together with his spouse, Annie M.H. Chan, a director of the Company and certain trusts for the benefit of the Chan's children and certain charities beneficial owned, in the aggregate, approximately 38% of the Company's Common Stock. The future success of the Company depends on its ability to continue to attract, retain and motivate qualified senior management, sales and technical personnel, particularly highly skilled semiconductor design personnel and software engineers, for whom competition is intense. Recently, the Company has hired a number of key executives and management personnel. The loss of Mr. Chan, other key executive officers, key design personnel or software engineers or the inability to hire and retain sufficient qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to retain these employees. The Company currently does not maintain any key man life insurance on the life of any of its key employees.

     Control by Existing Shareholders. As of September 30, 1997, Fred S.L. Chan, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, together with his spouse, Annie M.H. Chan, a director of the Company, and certain other shareholders related to Mr. and Mrs. Chan owned, in the aggregate, approximately 38% of the Company's outstanding Common Stock. As a result, these shareholders, acting together, possess significant voting power over the Company, giving them the ability among other things to influence significantly the election of the Company's Board of Directors and approve significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company.

     Possible Volatility of Stock Price. The price of the Company's Common Stock has in the past and may continue in the future to fluctuate widely. Future announcements concerning the Company, its competitors or its principal customers, including quarterly operating results, changes in earnings estimates by analysts, technological innovations, new product introductions, governmental regulations or litigation may cause the market price of the Common Stock to continue to fluctuate substantially. Further, in recent years the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may materially adversely affect the market price of the Common Stock.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of October 17, 1997 by each Selling Shareholder.

                                      SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                             OWNED                                      OWNED
                                    PRIOR TO THE OFFERING(1)                    AFTER THE OFFERING(2)
                                    ------------------------     SHARES        -----------------------
       SELLING SHAREHOLDERS         SHARES        PERCENT(3)     OFFERED       SHARES       PERCENT(3)
----------------------------------  -------       ----------     -------       ------       ----------
InveStar(4).......................  699,075(5)       1.7         628,270(6)    70,805           *
Paul Tien.........................  276,146           *          200,000       76,146           *
Mark Tien.........................   32,681           *           32,681          -0-           *
Hiroshi Ishii.....................   36,145           *            5,000       31,145           *
Prohubs International Corp........    4,000           *            4,000          -0-           *
          Total...................  1,048,047        2.6         869,951       178,096          *

---------------

 *  Less than one percent of the Company's outstanding Common Stock.

(1) Information with respect to beneficial ownership is based upon information obtained from the Company's transfer agent and certain of the Selling Shareholders.

(2) Assumes that each Selling Shareholder will sell all of the Shares set forth above under "Shares Offered." There can be no assurance that the Selling Shareholders will sell all or any of the Shares offered hereunder.

(3) Based on 40,444,639 shares outstanding at October 17, 1997.

(4) Includes InveStar Burgeon Venture Capital, Inc. ("InveStar Burgeon"), InveStar Semiconductor Development Fund, Inc. ("InveStar Semiconductor"), and SinoStar Technologies, Inc. ("SinoStar").

(5) Includes 342,538 shares held by InveStar Burgeon, 342,538 shares held by InveStar Semiconductor and 13,999 shares held by SinoStar.

(6) Includes 308,285 shares offered by InveStar Burgeon, 308,285 shares offered by InveStar Semiconductor and 11,700 shares offered by SinoStar.

                ISSUANCE OF COMMON STOCK TO SELLING SHAREHOLDERS

     On June 11, 1997, the Company acquired Platform pursuant to an Agreement and Plan of Reorganization dated April 27, 1997 (the "Reorganization Agreement") among the Company, Platform and a wholly-owned subsidiary of the Company (the "Sub"). Pursuant to the Reorganization Agreement, the Sub merged with and into Platform, and all outstanding shares of Platform capital stock and options to purchase Platform capital stock were converted into shares of the Company's Common Stock (the "Merger Shares") and options to purchase the Company's Common Stock (the "Merger Options"), respectively. An aggregate of 2,540,000 Merger Shares and Merger Options were issued pursuant to the terms of the Reorganization Agreement. Under the terms of the Reorganization Agreement, the Company is obligated to file a Registration Statement on Form S-3 covering the Merger Shares once each fiscal quarter until the end of the one-year period following the effective date of the acquisition.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby: (i) on The Nasdaq National Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or
(ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Shareholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities arising under the Securities Act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholders that the anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Shareholders and their affiliates. The Selling Shareholders have advised the Company that during such time as the Selling Shareholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom Shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by such person; (iii) not bid for or purchase any of the Company's securities or any rights to acquire the Company's securities, or attempt to induce any person to purchase any of the Company's securities or rights to acquire the Company's securities other than as permitted under the Exchange Act; and (iv) not effect any sale or distribution of the Shares until after the Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and

     The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such brokerdealers purchase shares as principal.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Company has agreed to maintain the effectiveness of this Registration Statement until the earlier of the sale of all of the shares of Common Stock offered hereunder or fourteen (14) days from the date of this Prospectus. No sales may be made pursuant to this Prospectus after such data unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Shareholders will sell all or any of the shares of Common Stock offered hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant will bear no expenses in connection with any sale or other distribution by the Selling Shareholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                SEC registration fee...............................  $ 3,435
                Legal fees and expenses............................   10,000
                Accounting fees and expenses.......................    5,000
                Miscellaneous expenses.............................    2,000
                                                                     -------
                Total..............................................  $20,435
                                                                     =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317 of the California Corporations Code allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article III of the Registrant's Articles of Incorporation and Article VI of the Registrant's Bylaws provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the California Corporations Code. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law.

     In addition, the Registrant carries director and officer liability insurance in the amount of $25 million.

     In connection with this offering, the Selling Shareholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the Selling Shareholders and contained herein.

ITEM 16. EXHIBITS.

     EXHIBITS.

         2.1(1)   First Amended and Restated Agreement and Plan of Reorganization, dated as of
                  April 27, 1997, among Registrant, EP Acquisition Corporation and Platform
                  Technologies, Inc.
         4.1(2)   Declaration of Registration Rights, Exhibit H to the First Amended and
                  Restated Agreement and Plan of Reorganization dated as of April 27, 1997 among Registrant, EP Acquisition Corporation and Platform Technologies, Inc.
         5.1      Opinion of Venture Law Group, A Professional Corporation
        23.1      Consent of Price Waterhouse LLP, Independent Auditors (included in Exhibit
                  23.1)
        23.2      Consent of Venture Law Group, A Professional Corporation (included in
                  Exhibit 5.1)
        24.1      Power of Attorney (see page II-3)

---------------

(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K, filed on June 24, 1997.

(2) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Registration Statement on Form S-3 (333-31517) filed July 17, 1997.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ESS Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 23, 1997.
                                          ESS TECHNOLOGY, INC.

                                          By:      /s/ JOHN H. BARNET
                                            ------------------------------------
                                            John H. Barnet
                                            Vice President, Finance and Chief
                                              Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fred S.L. Chan and John H. Barnet, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                 TITLE                        DATE
------------------------------------    ------------------------------------  -----------------

         /s/ FRED S.L. CHAN              President, Chief Executive Officer   October 23, 1997
------------------------------------        and Chairman of the Board of
           Fred S.L. Chan                  Directors (Principal Executive
                                                      Officer)

         /s/ JOHN H. BARNET                 Vice President, Finance and       October 23, 1997
------------------------------------          Chief Financial Officer
           John H. Barnet                  (Principal Financial Officer)

      /s/ HOWARD N. HIDESHIMA                        Controller               October 23, 1997
------------------------------------       (Principal Accounting Officer)
        Howard N. Hideshima

        /s/ ANNIE M.H. CHAN                           Director                October 23, 1997
------------------------------------
          Annie M.H. Chan

        /s/ MICHAEL A. AYMAR                          Director                October 23, 1997
------------------------------------
          Michael A. Aymar

           /s/ ILBOK LEE                              Director                October 23, 1997
------------------------------------
             Ilbok Lee

                                                      Director                October   , 1997
------------------------------------
            Peter T. Mok

                               INDEX TO EXHIBITS

         2.1(1)   First Amended and Restated Agreement and Plan of Reorganization, dated as of
                  April 27, 1997, among Registrant, EP Acquisition Corporation and Platform
                  Technologies, Inc.

         4.1(2)   Declaration of Registration Rights, Exhibit H to the First Amended and
                  Restated Agreement and Plan of Reorganization dated as of April 27, 1997 among Registrant, EP Acquisition Corporation and Platform Technologies, Inc.
         5.1      Opinion of Venture Law Group, A Professional Corporation
        23.1      Consent of Price Waterhouse LLP, Independent Auditors (included in Exhibit
                  23.1)
        23.2      Consent of Venture Law Group, A Professional Corporation (included in
                  Exhibit 5.1)
        24.1      Power of Attorney (see page II-3)

---------------

(1) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Form 8-K, filed on June 24, 1997.

(2) Incorporated by reference to the identically numbered exhibit filed with the Registrant's Registration Statement on Form S-3 (333-31517) filed July 17, 1997.